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                  Terry Lusetti                       Dolores Chenoweth
                  Investor Relations                  in.ves'com
                  503-256-3754                        503-469-0338

                    YOCREAM INTERNATIONAL, INC. ANNOUNCES
                             STOCK BUY BACK PLAN

PORTLAND, OR - July 8, 1999 - YOCREAM International, Inc. (Nasdaq: YOCM), a manufacturer and wholesaler of frozen desserts and smoothies, announced today that its board of directors has approved a stock buy back plan for up to 50,000 common shares. The shares earmarked for buy back plan for approximately 2 percent of the company's outstanding 2,372,761 common stock (diluted).
        "At the current market price, the company believes that buying the stock back is an appropriate use of the company's capital resources and in the best interest of shareholders," said John Hanna, chief executive officer of YOCREAM. The company plans to purchase the shares in open market transactions over the next several months.
        YOCREAM International, Inc. (formerly International Yogurt Company) makes, markets and sells frozen desserts, snacks and smoothies throughout the United States and in several foreign countries. For the fiscal year ended October 31, 1998, the company reported sales of $10.2 million, up 18 percent from the prior year. Sales for the six months ended April 30, 1999 increased 52 percent to $5.8 million, operating income rose 179 percent to $542,583 and net income improved 92 percent to $357,666 or $0.15 per share (basic and diluted).

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